EXHIBIT 10.5

PERFORMANCE AWARD
RESTRICTED STOCK UNITS

Granted by

WATERSTONE FINANCIAL, INC.

under the

WATERSTONE FINANCIAL, INC.
2020 OMNIBUS INCENTIVE PLAN

This Performance Award Agreement for Restricted Stock Units (“Performance Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2020 Omnibus Incentive Plan (the “Plan”) of Waterstone Financial, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan has been provided or made available to each person granted a Performance Award pursuant to the Plan.  The holder of this Performance Award (the “Participant”) hereby accepts this Performance Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Compensation Committee of the Board of Directors of the Company (“Committee”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Capitalized terms used herein but not defined will have the same meaning as in the Plan.
1.   Name of Participant.______________________
2.   Date of Grant.___________________
3.	Target number of Restricted Stock Units granted at Target. [##____##]
The total number of shares to be issued may increase or decrease depending on whether the performance conditions are satisfied at the threshold, target or maximum levels, as provided in Exhibit A.  In the aggregate, a Participant can earn between 0% and [###]% of the Award based upon the attainment of the Performance Targets as provided in Exhibit A (the “Performance Targets”).  The Committee shall determine the extent to which the Performance Targets have been achieved, and the level of achievement.  The Committee has the authority to extrapolate between the threshold, target and maximum levels achieved.  Notwithstanding anything to the contrary herein, the Committee, in its sole discretion exercised at the time of settlement of the Restricted Stock Unit, may settle the Restricted Stock Unit in cash equal to the then fair market value of the Restricted Stock Units earned or may settle the Restricted Stock Unit in a combination of cash and Stock.
4.   Restricted Stock Unit.

A Restricted Stock Unit is an Award denominated in shares of Stock, except that no shares of Stock are actually awarded to the Participant on the date of grant.

The Restricted Stock Units will be credited to the Participant’s account, subject to the terms of the Plan and this Agreement.  A Restricted Stock Unit will be settled in shares of the Company’s Stock.
5.
Performance Goal(s)/Vesting Schedule.  Except as otherwise provided in this Agreement, this Performance Award is earned at the end of the measurement period (sometimes referred to herein as the “performance period”) based on the level of achievement of the Performance Goal(s).  The measurement period for the Award is the three (3) calendar years from [Year 1] through [Year 3].  The determination date for purposes of vesting of the Award will be no later than March 15, [Year 4] (or as soon thereafter during [Year 4] as achievement or non-achievement of the performance measure can be determined,  with any earlier or delayed date being deemed the “determination date”).  In order to vest in the Award: (i) the Committee must certify in writing, the level at which the performance measure was, in fact, satisfied and (ii) the Participant must be employed on the determination date, unless vesting is accelerated due to the Participant’s death or Disability or following a Change in Control.

The actual number of Restricted Stock Units earned will be scaled, based on actual performance over the measurement period versus the stated goals. For further information regarding the performance metrics that must be achieved to earn an Award and the percentage of the Award that may be earned at various levels of achievement, please refer to Exhibit A.
6.	Terms and Conditions.
6.1	Voting Rights. Restricted Stock Units are not shares of Stock. The Participant will have no voting right with respect to any Restricted Stock Unit granted hereunder.
6.2	Dividend Equivalent Rights. If set forth in the Committee’s grant resolutions and noted by checking the box below, cash dividend equivalents
☐ will   ☒ will not
be paid on Restricted Stock Units.  If cash dividend equivalents are to be paid on the Restricted Stock Units, any such dividend equivalents shall be credited by the Company to an account for the Participant and will be distributed, after the Restricted Stock Unit vests and the Participant receives a share of Stock or the cash equivalent.  If the Restricted Stock Unit does not vest, the cash dividend equivalent will be forfeited.  If Stock dividends are declared, similar Stock dividend equivalents will be credited to the Restricted Stock Units and will be converted to shares of Stock or forfeited in the same manner and at the same time as the cash dividend equivalents would be paid or forfeited.
7.	Delivery of Shares.
Delivery of shares of Stock under this Performance Award will comply with all applicable laws (including, the requirements of the 1934 Act), and the applicable requirements of any securities exchange or similar entity.

8. Change in Control.

8.1
Upon the occurrence of a Change in Control, any Restricted Stock Unit awarded hereunder that is not replaced by a Replacement Award, as defined in Section 9(c) of the Plan, will vest based upon an assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the Change in Control), taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period.  Any Award replaced by a Replacement Award shall be referred to herein as a “Replaced Award.”

8.2
In the event of a Change in Control, if a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control.  An Award will be considered a Replacement Award if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) the underlying Replaced Award was an equity-based award and related to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control.  Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied.  The determination whether the conditions of this Section 9(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

8.3
In the event of a Termination of Service by the Company other than for Cause at or within 24 months following a Change in Control, all Replacement  Awards held by the Participant will vest in full and be free of restrictions, and be deemed to be earned in full, at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals as determined by the Committee taking into account performance through the latest date preceding the Termination of Service as to which performance can be determined (but not later than the end of the applicable performance period).

8.4	A “Change in Control” will be deemed to have occurred as provided in Section 9(e) of the Plan.

9.   Adjustment Provisions.

This Performance Award will be adjusted, in accordance with Exhibit A, based on actual achievement at the end of the measurement period.

In addition, this Performance Award, including the number of shares of Stock subject to the Restricted Stock Units, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3(d) of the Plan.
10.   Effect of Termination of Service on Performance Award.
10.1 This Performance Award will vest as follows:

(i)
Death.  In the event of the Participant’s termination of service by reason of the Participant’s death, all Restricted Stock Units will vest at the (i) greater of target or actual achievement (if known) at the Participant’s date of death, multiplied by a fraction, the numerator of which is the full months worked by the Participant during the performance period and the denominator of which is the total months in the performance period.

(ii)
Disability.  In the event of the Participant’s termination of service by reason of Disability, all Restricted Stock Units will vest at the (i) greater of target or actual achievement (if known) as of the date of the Participant’s termination of service due to Disability, multiplied by a fraction, the numerator of which is the full months worked by the Participant during the performance period and the denominator of which is the total months in the performance period.

(iii)
Retirement.  In the event of the Participant’s termination of service by reason of Retirement, Restricted Stock Units that are granted as Performance Awards hereunder shall vest as follows: vesting shall not be accelerated to the retirement date, but at the end of the measurement period, the Participant may vest in a portion of the Award on a pro rata basis by multiplying: (i) the number of shares of Stock that would have been earned by the Participant based on achievement of the performance measures over the measurement period (as set forth on Exhibit A) by a fraction, the numerator of which is the full months worked by the Participant during the performance period and the denominator of which is the total months in the performance period (i.e., 18 months out of 36 months equals 50%). For these purposes, a Participant will be deemed to have a termination of service due to “Retirement” if the Participant terminates Service voluntarily with the Company or an Affiliate on or after attainment of either (i) age 65 or (ii) age 60 with ten years of service (measured from a participant’s date of hire).  Notwithstanding anything herein to the contrary, the Participant shall not be eligible for, or shall forfeit the entire Award if the Participant violates the terms of the noncompete requirements set forth in Section 11.6 hereof within the first year after Retirement.

(iv)	Termination for Cause. If the Participant’s Service has been terminated for Cause, all Restricted Stock Units granted to a Participant hereunder will expire and be forfeited.
(v)
Other Termination.  If a Participant terminates Service for any reason other than due to death, Disability, Termination of Service by the Company other than for Cause within 24 months following a Change in Control, Retirement or for Cause, all Restricted Stock Units awarded to the Participant hereunder which have not vested as of the date of termination of service will expire and be forfeited.

11.   Miscellaneous.
11.1
No Performance Award will confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and shares of Stock are transferred to the Participant.

11.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
11.3	Restricted Stock Units are not transferable prior to the time such Awards vest in the Participant.
11.4	This Performance Award will be governed by and construed in accordance with the laws of the State of Wisconsin.
11.5
This Performance Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Stock hereunder if the issuance of such shares would constitute a violation of any law, regulation or order or any provision thereof.

11.6
In order to be eligible for any portion of this Performance Award following a termination of service due to retirement, the Participant shall not, for a period of one year after termination of service, Executive agrees not to compete with an Affiliate, the Company or any Affiliate of Company (collectively said entities are referred to as the “Company” for purposes of this Section 11) for a period of twelve (12) months following such termination in any county where the Company has one or more branches with aggregate deposits in excess of $100 million.  Executive agrees that during such period and within any county where the Company has one or more branches with aggregate deposits in excess of $100 million, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company; provided, however, that this restriction shall not apply if the Participant’s retirement occurs contemporaneously with or following a Change in Control.

11.7	The granting of this Performance Award does not confer upon the Participant any right to be retained in the employ of the Company or any subsidiary.
11.8
Subject to written consent by the Committee, the Participant shall have the right to direct the Company (or an Affiliate) to collect federal, state and local income taxes and the employee portion of FICA taxes (Social Security and Medicare) with respect to any Restricted Stock Unit Award in accordance with Section 15.2 of the Plan.  Notwithstanding the foregoing, the Company shall have the right to require the Participant to pay the Company (or Affiliate) the amount of any tax that the Company (or Affiliate) is required to withhold with respect to the settlement of the Restricted Stock Unit or sell without notice, a sufficient number of shares of Stock received upon settlement of the Restricted Stock Unit to cover the maximum amount required to be withheld under applicable law.

11.9	To the extent any provision of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Performance Award set forth above.
WATERSTONE FINANCIAL, INC.
__________________________________
By:  Douglas S. Gordon
Its:   President and Chief Executive Officer

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Performance Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2020 Omnibus Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2020 Omnibus Incentive Plan.
PARTICIPANT
__________________________________
[NAME]

EXHIBIT A

Example of Grant: 1,000 Performance-Based Restricted Stock Units

The number of shares that vest will be based on achievement of specified performance measures as compared to  compensation peer group over the three year (3) performance period.*

Level	Achievement	Payout %	Shares
Threshold	Greater than 25% but less than 50% of peers	50%	500

Target	50% but less than 75% of peers	100%	1,000

Maximum	Equal to 75% or greater than peers	150%	1,500

Performance Measure(s):

*This type of schedule might be used for performance measured against the Company’s comparative peer group.  Also, can have scaling of awards in between threshold, target and maximum, i.e., achievement at 60% level would result in an award between target and maximum.

EXHIBIT A
PERFORMANCE MEASURES AND VESTING SCHEDULE*
Performance Measures – [TBD]

Performance Goal(s) (January 1, 2020–December 31, 2022)
Performance Measure/ Award Percentage	Threshold (50%)	Target (100%)	Maximum (150%)	Weighting
Example - Core Return on Average Assets (ROAA)	0.XX%	0.XX%	0.XX%	100%**
** If have more than one goal (i.e., two or three, weighting of the total of all goals would equal 100%)

Performance Award Payouts (January 1, 2020–December 31, 2022)
Performance Award (shares of Company common stock)	Threshold	Target	Maximum
	500	1,000	1,500

Vesting Schedule
If the Performance Threshold is met or exceeded, the number of shares in the Award shall be determined and settled no later than March 15th of the year immediately following the end of the Performance Period, according to the following table:
Vested Percentage over Performance Period	Vesting Year
0%	One
0%	Two
Up to 100% at applicable Threshold, Target or Maximum	Three

*  This type of schedule can be used if you are looking at achievement of internal performance goals by the corporation.